Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SONUS NETWORKS, INC.

Jeffrey M. Snider does hereby certify that:

1.             I am the duly elected and acting Senior Vice President, General Counsel and Secretary of Sonus Networks, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”);

2.             ARTICLE V, Section (a) of the Fourth Amended and Restated Certificate of Incorporation of the Corporation (“Certificate of Incorporation”) is hereby deleted in its entirety and amended to read as follows:

“        (a)   Subject to the provisions of this paragraph (a) below, the Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class to expire as of the first annual meeting of the Corporation’s stockholders following the closing of the Corporation’s first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, those of the second class to expire as of the second annual meeting of the Corporation’s stockholders following such closing, and those of the third class as of the third annual meeting of the Corporation’s stockholders following such closing, such that at each annual meeting of stockholders after such closing, nominees will stand for election to succeed those directors whose terms are to expire as of such meeting. At each annual meeting of the Corporation’s stockholders commencing with the annual meeting held in 2009, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Amendment. Commencing with the second annual meeting of the Corporation’s stockholders following the effectiveness of this Certificate of Amendment, the foregoing classification of the Board of Directors shall cease and each director shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director serving as such pursuant to this paragraph (a) of Article V may be removed (i) prior to the second annual meeting of the Corporation’s stockholders following the effectiveness of this Certificate of Amendment, only for cause and only by the vote of the holders of 66 2/3% of the shares of the Corporation’s stock entitled to vote for the election of directors, and (ii) after the second annual meeting of the Corporation’s stockholders following the effectiveness of this Certificate of Amendment, with or without cause but only by the vote of the holders of 66 2/3% of the shares of the Corporation’s stock entitled to vote for the election of directors. The number of directors constituting the full Board of Directors shall be such number as the Board of Directors from time to time may determine.”

3.             The Corporation’s Board of Directors has duly approved the foregoing Certificate of Amendment of the Certificate of Incorporation.

4.             The foregoing Certificate of Amendment of the Certificate of Incorporation of the Corporation has been duly approved by the required vote of the stock of the Corporation in accordance with Sections 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by its duly authorized officer this 22 day of June 2009.

SONUS NETWORKS, INC.

By	/s/ Jeffrey M. Snider
Jeffrey M. Snider
Senior Vice President, General Counsel and Secretary